Exhibit 99.1
NEWS RELEASE

January 16, 2025	Contact: Peter D. Thompson, EVP and CFO
FOR IMMEDIATE RELEASE	(301) 429-4638
URBAN ONE, INC. ANNOUNCES REVERSE STOCK SPLIT

SILVER SPRING, MD: JANUARY 16, 2026 — Urban One, Inc. (Nasdaq: UONE and UONEK) (the “Company”), today announced that its Board of Directors (the “Board”) has approved a reverse stock split of all classes of its common stock (collectively, the “Common Stock”), including its publicly traded shares of Class A Common Stock and Class D Common Stock at a ratio of 10 for 1. Stockholders previously approved the reverse stock split on June 18, 2025, and provided the Board with discretion to determine the final reverse stock split ratio.

The reverse stock split is being conducted to regain compliance with the $1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Market (“Nasdaq”) with respect shares of the Company’s Class D Common Stock.

The reverse stock split is expected to become effective at 11:59 p.m. on January 22, 2026 (the “Effective Date”). Shares of the Company’s Class A and Class D Common Stock are expected to begin trading on a split-adjusted basis on Nasdaq on January 23, 2026. Shares of the Class A Common Stock will continue to trade under the symbol “UONE” and the new CUSIP number will be 91705J 303. Shares of the Class D Common Stock will continue to trade under the symbol “UONEK” and the new CUSIP number will be 91705J 402.

On the Effective Date, every 10 shares of the Company’s Class A Common Stock issued and outstanding will be automatically converted into one share of Class A Common Stock, and every 10 shares of the Company’s Class D Common Stock issued and outstanding will be automatically converted into one share of Class D Common Stock.

No fractional shares of Class A or Class D Common Stock will be issued in connection with the reverse stock split. Holders of Class A or Class D Common Stock who would otherwise receive a fractional share of Class A or Class D Common Stock pursuant to the reverse stock split will receive cash in lieu of the fractional share equal to the closing sales price of the Class A or Class D Common Stock on the Effective Date.

The reverse stock split will be realized simultaneously and in the same ratio for all classes (Class A, Class B, Class C and Class D) of our common stock. The reverse stock split will affect all holders of our common stock uniformly and will not affect any stockholder’s percentage of ownership interest in the Company. Further, the proposed reverse stock split would not affect the Company’s underlying business operations, total stockholders’ equity, or the proportional ownership interests of existing shareholders, except for adjustments resulting from fractional share treatment. Immediately after the reverse stock split, each stockholder’s percentage of ownership interest in the Company and proportional voting power will remain unchanged, except for minor changes that will result from the treatment of fractional shares.

Urban One Inc. (urban1.com), together with its subsidiaries, is the largest diversified media company that primarily targets Black Americans and urban consumers in the United States. The Company owns TV One, LLC (tvone.tv), a television network serving more than thirty-five million households, offering a broad range of original programming, classic series and movies designed to entertain, inform, and inspire a diverse audience of adult Black viewers. As of December 31, 2025, the Company owned and/or operated 74 independently formatted, revenue producing broadcast stations (including 57 FM or AM stations, 15 HD stations, and the 2 low power television stations the Company operates), located in 13 of the most populous African-American markets in the United States. Through its controlling interest in Reach Media, Inc. (blackamericaweb.com), the Company also operates syndicated programming including the Rickey Smiley Morning Show, and the DL Hughley Show. In addition to its radio and television broadcast assets, Urban One owns iOne Digital (ionedigital.com), our wholly owned digital platform serving the African American community through social content, news, information, and entertainment websites, including its Cassius, Bossip, HipHopWired and MadameNoire digital platforms and brands. Through our national multi-media operations, we provide advertisers with a unique and powerful delivery mechanism to the African American and urban audiences.